Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated April 8, 2024, with respect to the consolidated financial statements of JanOne, Inc. as of and for the year ended December 30, 2023, which are incorporated by reference in this Prospectus Supplement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in this Prospectus Supplement.

/s/ Hudgens CPA, PLLC

Houston, Texas
May 6, 2024